Exhibit 10.3.5.1
ASSIGNMENT AND ASSUMPTION OF LEASE
     THIS ASSIGNMENT AND ASSUMPTION OF LEASE (“Assignment”) is made as of the 8th day of Dec, 2004, by and between MEDICAL OFFICE PROPERTIES, INC., a Maryland corporation (formerly known as Healthcare Financial Partners REIT, Inc ) (“Assignor”), and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (“Assignee”).
WITNESSETH:
     WHEREAS, Chase Tower Associates, L.L.C. (“Landlord”), as landlord, and Assignor, as tenant, are parties to an Office Lease Agreement dated as of December 7, 2001, as amended by a First Amendment to Office Lease Agreement date as of June 30, 2003 (the “Lease”), for certain premises (the “Premises”) consisting of approximately 10,608 square feet of rentable area in the building located at 4445 Willard Avenue, Chevy Chase, Maryland, as more particularly described in the Lease; and
     WHEREAS, subject to Landlord’s consent, Assignee desires to acquire from Assignor, all of Assignor’s right, title and interest in and to the Lease, and Assignor desires to assign to Assignee, all of Assignor’s right, title and interest in and to the Lease, pursuant to the terms and conditions hereinafter set forth.
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Assignor and Assignee agree as follows:
     1. Assignment by Assignor. Effective as of Jan 1, 2005 (the “Effective Date”), Assignor does transfer, assign and convey to Assignee, its successors and assigns, all of Assignor’s right, title and interest in and to the Lease.
     2. Assumption by Assignee. Effective as of the Effective Date, Assignee does hereby for itself and its successors and assigns accept the assignment set forth herein and expressly assumes and agrees to timely perform the obligations and liabilities of Assignor under the Lease arising or accruing after the Effective Date; provided, however, that as between Landlord and Assignor, Assignor shall remain fully and primarily liable for the performance of all obligations and liabilities of Assignor under the Lease arising or accruing before or after the Effective Date (it being agreed that Landlord shall have the right, but not the obligation, to seek performance of all obligations and liabilities of the tenant under the Lease from Assignor prior to seeking such performance from Assignee).
     3. Possession. Full and complete possession of the Property shall be delivered to Assignee as of the Effective Date, and Assignee shall accept possession of the Premises in their “as is” condition.
     4. Liability. Assignee shall defend, indemnify and hold harmless Assignor from and against any and all claims, actions, damages, liability and expense in connection with (a) any breach of the Lease by Assignee, or (b) loss of life, personal injury and/or damage to property arising from or out of any occurrence from and after the Effective

Date in, upon or at the Premises, or (c) the occupancy or use by Assignee of the premises or any part thereof from and after the Effective Date. Assignor shall defend, indemnify and hold harmless Assignee from and against any and all claim, actions, damages, liability and expense in connection with (a) any breach of the Lease by Assignor, or (b) loss of life, personal injury and/or damage to property arising from or out of any occurrence prior to the Effective Date in, upon, or at the Premises, or (c)  the occupancy or use by Assignor of the Premises or any part thereof. The obligations of Assignor and Assignee under this Paragraph shall survive the expiration or earlier termination of the Lease.
     5.  Assignor’s Representations and Warranties. Assignor hereby represents and warrants to Assignee as follows:
     (a) The Lease is in full force and effect, has not been modified, supplemented, altered, amended, or otherwise changed, except as provided otherwise in this Assignment;
     (b) The copy of the Lease attached hereto as Exhibit “A” is true, correct and complete; and
     (c) Assignor is not currently in default of any of the terms of the Lease and, further, is not aware that any event has occurred which, with the giving of notice or the passage of time, or both, would result in a default by Assignor under the Lease.
     6. Governing Law. This Assignment shall be governed by the laws of the State of Maryland.
     7. Enforcement. In the event that the rights, duties and obligations accruing to the parties under this Assignment shall become the subject of any litigation, the prevailing party in such litigation shall be entitled to recover from the other party all reasonable costs, expenses and attorneys’ fees.
     8. Brokers. Each party represents and warrants to the other that it has not employed any broker in connection with this transaction, and each party agrees to hold the other harmless from and against any breach of the foregoing representation and warranty.
     9. Consent of Landlord. This Assignment is conditioned and contingent upon Landlord consenting hereto by executing and delivering a counterpart of this Assignment or a separate instrument signifying its consent. In the event Landlord’s consent is not obtained within forty-five (45) days after the date hereof, this Assignment shall automatically terminate and become null and void, and neither Assignor nor Assignee shall have any further obligations or liability hereunder.

     IN WITNESS WHEREOF, this Assignment has been executed as of the day and year first above written.

WITNESS:		ASSIGNOR:

MEDICAL OFFICE PROPERTIES, INC., a Maryland corporation

/s/ Theresa L. Conley		By:	/s/ Sean P. Murphy

Print Name:	Theresa L. Conley	Name:	Sean P. Murphy

		Title:	Executive Vice President

WITNESS:		ASSIGNEE:

CAPITALSOURCE FINANCE LLC, a Delaware limited liability company

/s/ Jackie Mathewson		By:	/s/ Pierrette N. Bradshaw

Print Name:	Jackie Mathewson	Name:	Pierrette N. Bradshaw

		Title:	General Counsel

Landlord hereby consents to the assignment of the Lease, as defined in the foregoing Assignment and Assumption of Lease, by Medical Office Properties, Inc., as Assignor, and CapitalSource Finance LLC, as Assignee, which consent does not constitute concurrence by the Landlord with, or create any obligations on the part of the Landlord under, any of the provisions of numbered paragraphs 3 through 8 of said Assignment and Assumption of Lease.

CHASE TOWER ASSOCIATES, L.L.C., a Delaware limited liability company

By:	JBG/CHASE TOWER INVESTORS, L.L.C., a Delaware limited liability company

	By:	JBG/BANNOCKBURN PARTNERS, L.L.C., a Delaware limited liability company, its Managing Member

		By:	/s/ Benjamin R. Jacobs [SEAL]

		Name:	Benjamin R. Jacobs

		Title:	Managing Member

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